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                                                                   EXHIBIT 99.1

[LOGO]

                       [ST. PAUL BANCORP INC. LETTERHEAD]


                                                 NEWS
                                                 FOR IMMEDIATE RELEASE
                                                 May 27, 1999
                                                 Contact:  Robert E. Williams
                                                           (773) 804-2284


              ST. PAUL BANCORP SHAREHOLDERS ELECT DIRECTORS, REJECT
                SHAREHOLDER PROPOSAL AT COMPANY'S ANNUAL MEETING


         OAKBROOK TERRACE, Ill., May 27, 1999 - St. Paul Bancorp announced that its shareholders re-elected John W. Croghan, Kenneth J. James and Anthony R. Pasquinelli to the Board of Directors at the Company's annual meeting yesterday. Shareholders also rejected a proposal brought forth by Keefe Managers, Inc. requesting the Board of Directors to, among other things, maximize shareholder value through a sale or merger of the Company. Sixty-five percent of the votes were cast against adoption of the proposal.

         In connection with the transactions contemplated by the Company's merger agreement with Charter One Financial, St. Paul has also rescinded its share repurchase program. Under the program, which was initiated on January 28, 1999, St. Paul was authorized to repurchase up to two million shares of its outstanding common stock. Prior to the announcement of the merger agreement, the Company had repurchased 1,032,000 shares.

         St. Paul Bancorp is the parent of St. Paul Federal Bank For Savings, Illinois' largest independent savings institution. St. Paul Federal operates over 60 branches throughout metropolitan Chicago and a network of over 550 automated teller machines. The Company also provides discount brokerage, insurance, annuity, trust services, real estate development, and residential mortgage loan brokerage services through other subsidiaries.
St. Paul stock is listed on the NASDAQ Stock Market under the symbol SPBC.

         TO RECEIVE THIS NEWS RELEASE AND OTHER INFORMATION ON ST. PAUL BANCORP VIA FAX OR MAIL, USE YOUR TOUCH-TONE PHONE TO CALL THE COMPANY'S NEWS HOTLINE AT
(773) 889-SPBC (7722). ADDITIONAL INFORMATION IS AVAILABLE ON THE INTERNET AT WWW.STPAULBANK.COM.

         STOCKHOLDERS MAY DIAL (800) 730-4001 TOLL-FREE TO INQUIRE ABOUT STOCKHOLDER RECORDS, STOCK TRANSFERS, OWNERSHIP CHANGES, ADDRESS CHANGES, DIVIDEND PAYMENTS OR THE DIVIDEND REINVESTMENT PLAN. OR WRITE TO THE INVESTOR RELATIONS DEPARTMENT OF BOSTON EQUISERVE, MAIL STOP 45-02-09, P.O. BOX 644, BOSTON MA 02102-0644.



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